Exhibit 10.1

INSITE VISION INCORPORATED

SECURED NOTE

USD$11,914,194.52	September 15, 2015

FOR VALUE RECEIVED, InSite Vision Incorporated, a Delaware corporation (the “Maker”), promises to pay to the order of Ranbaxy, Inc. (the “Holder”), at Acme Plaza, Andheri Kurla Road, Andheri (East), Mumbai, Maharashtra, India, 400059, the principal sum of $11,914,194.52 (or such lesser outstanding amount advanced to the Maker by the Holder in accordance with the terms hereof) together with all accrued interest thereon, upon the terms and conditions specified below. This Secured Note (this “Note”) is secured pursuant to the Security Agreement dated as the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), between the Maker and the Holder.

1. Advances. Upon five business days’ prior written notice (other than in relation to the funding of the initial advance hereunder), the Maker may request, and the Holder shall advance within three business days of such request (each an “Advance”) amounts under this Note prior to the Maturity Date (as defined below) subject to satisfaction of the conditions precedent set forth in Section 10 (each funding date, a “Funding Date”) and the limitations on use of proceeds described in Section 6(F); provided, that in no event shall the total aggregate principal amount of all Advances made hereunder exceed (a) $1,100,000 in any calendar month, except for the Advances described in Section 6(F)(i) and (ii) and (b) $11,914,194.52 in the aggregate. Advances subsequently repaid or prepaid may not be reborrowed.

2. Maturity Date. This Note matures and the outstanding principal balance of this Note together with all accrued and unpaid interest hereunder becomes due and payable in a lump sum on the earliest to occur of (i) the Closing Date (as defined in Section 21), (ii) the one-year anniversary of the date on which the Merger Agreement (as defined in Section 21) is terminated and (iii) the acceleration of this Note pursuant to Section 7 (the earliest to occur of such dates, the “Maturity Date”); provided, that if the Closing Date (as defined in Section 21) does not occur as a result of an uncured material breach of any Merger Agreement Covenants (as defined in Section 21) by the Maker or an uncured intentional breach of any Merger Agreement Representation (as defined in Section 21) by the Maker, the Maturity Date shall be the earliest to occur of 30 calendar days following the date on which the Merger Agreement (as defined in Section 21) is terminated and the acceleration of this Note pursuant to Section 7; provided, further, that to the extent that the Closing Date (as defined in Section 21) occurs, at the election of the Holder, this Note will not be payable on the Closing Date (as defined in Section 21) and will instead be payable on demand of the Holder, which date of demand shall be the Maturity Date.

3. Interest. Interest accrues on the unpaid balance outstanding from time to time under this Note at the rate of 12% per annum until the Maturity Date; provided, that upon an Event of Acceleration (as defined below), at the written election of the Holder, any outstanding principal amount and accrued but unpaid interest bears interest at the rate of 14% per annum from the date of such Event of Acceleration (as defined below). All computations of interest are made on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Accrued and unpaid interest is due and payable on the Maturity Date. In no event will the interest rate payable under this Note exceed the maximum rate of interest permitted to be charged under applicable law. If the rate of interest payable under this Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law exceeds such reduced rate of interest then provided for hereunder, then the rate provided for hereunder will be increased to a rate not to exceed the maximum rate permitted by applicable law at such time, such that the total amount of interest received by the Holder is equal to or as nearly equal to the amount provided for in the first sentence of this Section 3 as applicable law permits.

4. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

5. Representations and Warranties. The Maker has all requisite corporate right, power and authority to enter into the Note Documents (as defined in Section 21) and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Maker, its directors and stockholders necessary for the authorization, execution, delivery and performance of its obligations under the Note Documents (as defined in Section 21) by the Maker, have been taken. The Note Documents (as defined in Section 21) have been duly executed and delivered by the Maker and constitute legal, valid and binding obligations of the Maker, enforceable against the Maker in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to limitations of public policy or general principals of equity (regardless of whether such enforceability is considered at law or equity). The execution, delivery and performance by the Maker of the Note Documents (as defined in Section 21) and the consummation by the Maker of the transactions contemplated hereby and thereby will not (i) conflict with or result in the violation of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority by which the Maker is bound, (ii) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Maker, or (iii) materially conflict with, or result in a material breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any material lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Maker is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any lien upon any of the properties or assets of the Maker (other than the liens granted under the Security Agreement). No consent, approval, authorization or other order of, or any filing or registration with, any governmental authority or other third-party is required to be made or obtained by the Maker in connection with the authorization, execution, delivery and performance of the Note Documents (as defined in Section 21).

6. Covenants. The Maker covenants and agrees that until this Note is paid in full it shall:

(A) promptly after the occurrence of an Event of Acceleration (as defined below) or an event, act or condition that, with notice or lapse of time or both, would constitute an Event of Acceleration (as defined below), provide the Holder with a certificate of the chief executive officer or chief financial officer of the Maker specifying the nature of such event, act or condition and the Maker’s proposed cure thereto;

(B) not (nor permit any of its subsidiaries to), without the written consent of the Holder (i) incur any indebtedness for money borrowed, other than indebtedness (a) in an aggregate amount not to exceed $100,000, (b) owing to a seller incurred solely for the purpose of financing the purchase price of an asset of a type customarily purchased by the Maker acquired from such seller, (c) that is subordinated to this Note in a manner reasonably satisfactory to the Holder or (d) under the 12% Secured Notes (as defined in Section 21) in an aggregate principal amount not to exceed the amount outstanding on the date hereof or (ii) grant, or permit to be created, any lien other than the security interests created under the Security Agreement and any security interest which would constitute a Permitted Lien (as defined in the Security Agreement);

(C) not (nor permit any of its subsidiaries to), without the prior written consent of the Holder, directly or indirectly (i) purchase, redeem, retire or otherwise acquire for value any of its capital stock or other securities now or hereafter outstanding (other than the acceptance of shares of the Maker’s common stock as payment for the exercise of options or warrants to purchase the Maker’s common stock or the acceptance of the Maker’s common stock for the payment of withholding taxes in connection with the exercise of options to purchase the Maker’s common stock or vesting of restricted shares of the Maker), return any capital to its stockholders (other than the repurchase at fair market value of shares of unvested or restricted stock as permitted under the Maker’s stock option or stock purchase plan upon termination of employment or service), or distribute any of its assets to its stockholders or (ii) make any payment or declare any dividend on any of its capital stock or other securities;

(D) not (nor permit any of its subsidiaries to), without the prior written consent of the Holder, change its primary line of business from that conducted by it as of the date hereof;

(E) not (nor permit any of its subsidiaries to) make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any Affiliate (as defined in the Securities Purchase Agreement (as defined in Section 21)) of the Maker, other than on terms and conditions at least as favorable to the Maker, as applicable, as would reasonably be obtained by the Maker at that time in a comparable arm’s-length transaction with a Person (as defined in the Securities Purchase Agreement (as defined in Section 21)) other than an Affiliate (as defined in the Securities Purchase Agreement (as defined in Section 21));

(F) use proceeds of the Advances only as follows: (i) in an aggregate amount needed to repay all principal, interest, fees and expenses outstanding under the Secured Note dated as of June 8, 2015 (the “QLT Secured Note”), made by the Maker in favor of QLT Inc. (“QLT”), (ii) in an aggregate amount not to exceed $600,000, to complete the manufacture of registration lots in respect of DexaSite™ and (iii) with respect to each calendar month set forth on Annex I, the amount set forth on Annex for such month may be borrowed once during such month to fund the Maker’s operating expenses for such month; provided, that the Maker shall use all such proceeds in compliance in all material respects with all applicable laws, rules, regulations and orders, including the USA PATRIOT Act, the Foreign Corrupt Practices Act of 1977, as amended and the rules and regulations of the U.S. Department of the Treasury’s Office of Foreign Assets Control; or

(G) not, after the date hereof, without the prior written consent of the Holder, transfer or otherwise dispose of assets with a fair market value in excess of $50,000 in the aggregate to any subsidiary or other entity affiliated with the Maker.

7. Events of Acceleration. The obligation of the Holder to make any additional Advances shall terminate and the entire unpaid principal balance of this Note, together with all accrued and unpaid interest, becomes immediately due and payable prior to the specified due date of this Note upon notice from the Holder to the Maker given at any time following the occurrence of one or more of the following events (each an “Event of Acceleration”); provided, that in the case of the occurrence of any Event of Acceleration pursuant to clauses (D) or (E) below, all such amounts shall become immediately due and payable by the Maker (without any requirement for notice from the Holder):

(A) the Maker fails to make any payment of principal or interest due under this Note; provided, that such occurrence is not an Event of Acceleration unless such condition remains uncured at the end of the third business day after such payment is due, other than payments due upon maturity which is an Event of Acceleration immediately upon such failure;

(B) the Maker fails to observe or perform, in any material respects, any term or provision of the Note Documents (as defined in Section 21); provided, that (other than with respect to a breach of Section 6(F) which shall be an immediate Event of Acceleration) such occurrence is not an Event of Acceleration unless such condition remains uncured at the end of the 10th day after the earlier of (i) written notice from the Holder of the occurrence of such failure and (ii) the Holder’s receipt of written notice from the Maker of the occurrence of such event in accordance with Section 7(H); provided, that if such failure cannot by its nature be cured within the ten day period or cannot after diligent attempts by the Maker be cured within such ten day period, and such failure is likely to be cured within a reasonable time, then the Maker will have an additional period (not in any case to exceed 30 days) to attempt to cure such failure, and within such reasonable time period the failure to cure such failure is not an Event of Acceleration;

(C) any representations or warranties of the Maker in the Note Documents (as defined in Section 21) or in any certificate or other document delivered hereunder or thereunder is found to be untrue or incorrect and the effect of which has a material adverse effect on the business or operations of the Maker or impairs the ability of the Maker to repay this Note on the Maturity Date;

(D) pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), the Maker (i) commences voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case, (iii) consents to the appointment of a trustee, receiver, assignee, liquidator or similar official, (iv) makes an assignment for the benefit of its creditors or (v) admits in writing its inability generally to pay its debts as they become due;

(E) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against the Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for the Maker or substantially all of the Maker’s properties or (iii) orders the liquidation of the Maker, and in each case the order or decree is not dismissed or stayed within 60 days;

(F) any order, judgment or decree (other than in connection with any amounts payable to Chandler Dawson or his heirs or assigns as disclosed in Section 4.4(c) of the Company Disclosure Schedule to the Merger Agreement (as defined in Section 21)) is entered against the Maker decreeing the dissolution or split-up of the Maker or any money judgment in excess of $500,000 (exclusive of amounts covered by insurance or subject to indemnification by a person capable of fulfilling its indemnification obligations, for which the insurer or person providing indemnity has acknowledged responsibility) and, in each case, the order, judgment or decree is not paid, dismissed or stayed within 60 days;

(G) the occurrence of any event of acceleration or default under any other note issued or obligation for borrowed money with a principal amount in excess of $100,000 owed by Maker (including the 12% Secured Notes (as defined in Section 21));

(H) the Maker fails to provide written notice to the Holder of the occurrence of any event set forth in this Section 7 within ten days of an officer of the Maker having knowledge of the occurrence of such event; or

(I) the Maker is obligated to pay to the Holder the Termination Fee (as defined in the Merger Agreement (as defined in Section 21)) pursuant to any of the following Sections of the Merger Agreement (as defined in Section 21):

1. Section 8.2(b), by reason of a termination of the Merger Agreement (as defined in Section 21) pursuant to Section 8.1(d)(i) (but only in the circumstance where the Adverse Recommendation Change by the Company Board is pursuant to Section 6.4(g)) or Section 8.1(d)(ii);

2. Section 8.2(c); or

3. Section 8.2(d).

8. Security. Payment of this Note is secured by a lien on the Collateral (as defined in Section 21) in accordance with the Security Agreement. The Maker remains liable for payment of this Note, and assets of the Maker, in addition to the Collateral (as defined in Section 21) under the Security Agreement, may be applied to the satisfaction of the Maker’s obligations hereunder. In the case of any Event of Acceleration, the Holder has the rights set forth herein and as set forth in the Security Agreement.

9. Post-Closing Covenant.

(A) The Maker shall use commercially reasonable efforts to (i) enter into, and cause the applicable bank or other financial institution to enter into, Account Control Agreements (as defined in the Security Agreement), in form and substance reasonably satisfactory to the Holder, granting the Holder control over each deposit account and securities account of the Maker to the Holder and (ii) deliver copies of certificates of insurance (to the extent not delivered to the Holder on the date hereof) and its insurance policies containing customary endorsements, reasonably satisfactory to the Holder, naming the Secured Party (as defined in the Security Agreement) as an additional insured and loss payee, in each case of (i) and (ii) above, within 30 days after the date hereof (or such later period agreed to by the Holder).

(B) The Maker and the Holder each shall use commercially reasonable efforts to cause U.S. Bank National Association to enter into the Intercreditor Agreement, including making such amendments or modifications to the Intercreditor Agreement as U.S. Bank National Association may reasonably request.

10. Conditions Precedent.

(A) The Holder’s obligations under this Note are subject to the satisfaction (or waiver by the Holder) of the following conditions precedent:

1. The Holder shall have received signed counterparts to this (i) Note, (ii) the Security Agreement, (iii) the Intercreditor Agreement (as defined in Section 21) and (iv) the Grant (as defined in the Security Agreement), in each case, in form and substance reasonably satisfactory to the Holder.

2. The Merger Agreement (as defined in Section 21) shall have been executed by all parties thereto and shall not have been validly terminated in accordance with its terms.

3. The Maker shall have obtained the written consent, in form and substance reasonably satisfactory to the Holder, of the Majority Holders (as defined in the Securities Purchase Agreement (as defined in Section 21)) to permit the incurrence of indebtedness contemplated by this Note and the related liens granted pursuant to the Security Agreement and the priority contemplated by the Intercreditor Agreement (as defined in Section 21).

4. UCC financing statements, in form and substance reasonably satisfactory to the Holder, have been or will be filed with the relevant filing registry necessary to perfect such security interest and the Maker has taken all other actions reasonably requested by the Holder to grant liens on the Collateral (as defined in Section 21) with the priority contemplated by the Note Documents (as defined in Section 21) and perfect its security interest in such Collateral (as defined in Section 21) (including, without limitation, the delivery of (x) insurance certificates and endorsements naming the Secured Party (as defined in the Security Agreement) as an additional insured and loss payee and (y) stock certificates (including those currently held by U.S. Bank National Association as collateral agent for the holders of the 12% Secured Notes (as defined in Section 21)) constituting Collateral (as defined in Section 21), together with stock powers endorsed in blank).

5. The Maker shall have delivered a customary secretary’s certificate, in form and substance reasonably satisfactory to the Maker, attaching its (i) certificate of incorporation, (ii) bylaws, (iii) board minutes or unanimous written consent approving its entry into the Note Documents (as defined in Section 21) and the transactions contemplated thereby and (iv) incumbency certificate and, in each case, certifying that such documents are true, complete and correct and in full force in effect on the date hereof.

6. The Holder shall have received evidence that all other actions, recording and filings that the Holder may deem necessary or desirable in order to perfect the lien on Collateral created under the Security Agreement, including, without limiation, (i) a termination and release agreement with respect to the QLT Secured Note and all related documents, duly executed by the Maker and QLT, (ii) a termination of security interest in intellectual property for each assignment for secured recorded by QLT at the United States Patent and Trademark Office or the United States Copyright Office and covering any intellectual property of the Maker and (iii) UCC-3 termination statements for all UCC-1 financing statements filed by QLT covering any portion of the Collateral, in each case in form and substance satisfactory to the Holder.

(B) The obligation of the Holder to make Advances on each Funding Date is subject to the satisfaction of the following conditions precedent on each applicable Funding Date:

1. Each of the conditions set forth in clause (A) above shall have been satisfied.

2. The Merger Agreement (as defined in Section 21) shall not have been validly terminated in accordance with its terms.

3. The Maker shall have delivered a written notice of borrowing at least five business days prior to the requested borrowing date (except for the initial Advance, which notice of borrowing may be made on the date hereof), specifying the amount of the requested borrowing and wire transfer information, together with a certification as to the contemplated use of proceeds in accordance with Section 6(F).

4. The representations and warranties made by the Maker in the Note Documents (as defined in Section 21) are true and correct in all material respects as of the such Funding Date with the same force and effect as if they had been made on and as of said date (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects and for any representation or warranty that speaks as of a specific date, which shall have been true and correct as of such date).

5. No Event of Acceleration shall have occurred and be continuing.

Each notice of borrowing for an Advance is deemed to be a representation that the statements in Sections 10(B)4 and 10(B)5 are true and correct as of the date of such notice of borrowing.

11. Transfer Restrictions. Upon notice to the Maker, this Note may be transferred by the Holder subject to the prior written consent of the Maker (not to be unreasonably conditioned, withheld or delayed); provided, that the Maker shall not have such consent rights to the extent that (a) an Event of Acceleration has occurred and is continuing, (y) the Merger Agreement (as defined in Section 21) has been terminated for any reason or (b) while the Merger Agreement (as defined in Section 21) is in full force an effect, such assignment is to a permitted assignee under the Merger Agreement (as defined in Section 21) so long as, in the case of clause (b), such assignment does not relieve Ranbaxy, Inc. of any of its obligations hereunder. Nothing contained herein shall be deemed to limit the ability of the Holder to grant participations in this Note or to pledge its interest in this Note to any other party.

12. Collection. If action is instituted to collect this Note, the Maker shall pay all out-of-pocket costs and expenses (including reasonable attorney fees) incurred in connection with such action.

13. Amendment; Waiver. Any modification, amendment or waiver of any term of this Note must be made in writing and signed by the Holder and the Maker. Any such modification, amendment or waiver shall be limited to its express terms. No delay by the Holder in acting with respect to the terms of this Note constitutes a waiver of any breach, default, or failure of a condition under this Note.

14. Maker’s Waivers. The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

15. Construction; Section Headings. This Note is the result of negotiations among, and has been reviewed by the Holder, the Maker and their respective counsel. Accordingly, this Note is deemed to be the product of all parties hereto and no ambiguity may be construed in favor of or against the Holder or the Maker. The headings of Sections in this Note are provided for convenience only and do not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note are construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof, the words “including” or “includes” do limit the preceding words or terms and the word “or” is used in the inclusive sense.

16. Notices. All notices and other communications provided for hereunder must be delivered as provided in the Security Agreement.

17. Governing Law. This Note is construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York). All judicial proceedings brought against the Maker arising out of this Note may be brought in any state or federal court of competent jurisdiction in in the County of New York, the State of New York and by execution and delivery of this Note, the Maker accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note.

18. Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree remains in full force and effect to the extent not held invalid or unenforceable.

19. Replacement of Note. Upon receipt by the Maker of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Maker of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, the Maker shall make and deliver to the Holder a new note of like tenor in lieu of this Note. Any replacement note made and delivered in accordance with this Section 19 will dated as of the date hereof.

20. Indemnification. The Maker shall indemnify the Holder, its affiliates, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, that may be imposed on or incurred by or asserted against any Indemnified Person, in any way relating to or arising out of this Note or the transactions contemplated hereby or any action taken or omitted to be taken by it hereunder (the “Indemnified Liabilities”); provided, that the Maker is not liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final, unappealable decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence, willful misconduct or material breach of its obligations under the Note Documents (as defined in Section 21). If and to the extent that the foregoing indemnification is for any reason held unenforceable by a final, unappealable decision of a court of competent jurisdiction, the Maker shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

21. Certain Defined Terms. As used in this Note, the following terms have the following meanings:

(A) “12% Secured Notes” means the notes issued, from time to time, pursuant to the terms of the Securities Purchase Agreement (as defined in this Section 21).

(B) “Closing Date” has the meaning assigned to such term in the Merger Agreement (as defined in this Section 21).

(C) “Collateral” has the meaning assigned to such term in the Security Agreement.

(D) “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time), by and among the Maker, the Holder and U.S. Bank National Association, as collateral agent for certain noteholders.

(E) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time) by and among the Maker, the Holder and Merger Sub (under and as defined in the Merger Agreement).

(F) “Merger Agreement Covenants” means the covenants of the Maker set forth in Section 6.1, 6.4, 6.5, 6.6, 6.7, 6.11 and 6.15 of the Merger Agreement (as defined in Section 21).

(G) “Merger Agreement Representations” means the representations and warranties of the Maker set forth in Article IV of the Merger Agreement (as defined in Section 21).

(H) “Note Documents” means, collectively, this Note, the Security Agreement and the Intercreditor Agreement (as defined in this Section 21).

(I) “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of October 9, 2014 (and as amended on November 21, 2014) by the Maker, Riverbank Capital Securities, Inc., as placement agent and the purchasers party thereto.

[Signature Pages Follows]

Executed and delivered as of the day and year first above written.

INSITE VISION INCORPORATED

By:	/s/ Timothy M. Ruane
Name: Timothy M. Ruane Title: Chief Executive Officer

[SIGNATURE PAGE TO NOTE]

RANBAXY, INC.

By:	/s/ Kal Sundaram
Name: Kal Sundaram
Title: Chief Executive Officer & President

[SIGNATURE PAGE TO NOTE]

Annex I

Operating Expense Borrowings

Month	Maximum Borrowing Amount
September 2015	$1,100,000
October 2015	$1,100,000
November 2015	$1,100,000
December 2015	$1,100,000
January 2016	$1,100,000